PETROLEUM DEVELOPMENT CORPORATION
2009 LONG-TERM INCENTIVE PROGRAM

ARTICLE 1

INTRODUCTION

 1.1 2004 Petroleum Development Corporation Long-Term Equity Compensation Plan.  Petroleum Development Corporation, a Nevada Corporation (hereinafter referred to as the "Company") has established an incentive compensation plan known as the "2004 Petroleum Development Corporation Long-Term Equity Compensation Plan" (hereinafter referred to as the "Plan").  The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units (individually an "Award" and collectively "Awards").  The Plan became effective as of April 27, 2004.  Awards may be granted under the Plan until April 25, 2014.

 1.2 Committee Authority.  The Plan is administered by the Compensation Committee of the Board (hereinafter referred to as the "Committee").  Under the Plan, the Committee has, among its other powers, the authority to select Employees who shall participate in the Plan, determine the size and types of Awards, and determine the terms and conditions of the Awards in a manner consistent with the Plan.

 1.3 Objectives of the Program.  Pursuant to the authority granted to the Committee under Article 9 and Article 10 of the Plan concerning the grant of Performance Shares, the Committee established, effective as of January 1, 2009, the Petroleum Development Corporation 2009 Long-Term Incentive Program (hereinafter referred to as the "Program") for the benefit of its Covered Employees.  The Program includes 2009 Performance Share Awards and the share price thresholds for the three year, four year, and five year performance periods ending on December 31, 2011, December 31, 2012, and December 31, 2013 respectively.

ARTICLE 2

PERFORMANCE SHARE AWARD

 2.1 Grant to Covered Employees.  Each Covered Employee listed in the table below shall receive an Award of Performance Shares as indicated below.  Such Performance Shares shall be subject to the terms and conditions specified in this Program.  The amount of Performance Shares awarded to the Covered Employee shall be determined by dividing the Compensation Target for such Covered Employee by the Estimated Risk Adjusted Expected Value of a Performance Share.

Covered Employee	Estimated Risk Adjusted Expected Value of a Performance Share	Compensation Target	Performance Shares Awarded
Rick McCullough	$16.17	$196,875	12,175
Eric R. Stearns	$16.17	$116,091	7,179
Bart Brookman	$16.17	$74,250	4,592
Dan Amidon	$16.17	$67,568	4,179

 2.2 Performance Metric.  With regard to Covered Employees employed on the last day of a Performance Period, the performance measure to be used for purposes of the Program shall be the Share Price at the end of a Performance Period.  For this purpose, the “Share Price” shall be the average daily closing price of the Shares on the NASDAQ Global Select Market (or such successor market) as reported in the Wall Street Journal during the months of December 2011, December 2012, and December 2013, as the case may be.

Except as provided in Section 2.3 and Section 2.6, Performance Shares awarded shall vest only if (i) the Covered Employee is employed by the Company on the last day of a given Performance Period, and (ii) certain minimum thresholds of Share Price Performance, as set forth in the table below, are attained as of the last day of the three year Performance Period, the four year Performance Period or the five year Performance Period, as the case may be:

Share Price 3 Year Period Ending 12/31/11	Share Price 4 Year Period Ending 12/31/12	Share Price 5 Year Period Ending 12/31/13	Vested Percentage
$30.50	$34.00	$38.00	50%
$34.00	$39.00	$45.50	75%
$37.50	$45.00	$54.00	100%

There shall be no interpolation of a vested percentage for a Share Price result between price levels.  By way of example, if the Share Price is $32.00 at the end of the three year Performance Period, the Covered Employees shall be fifty percent (50%) vested in the Performance Shares.

Performance Shares vested for a Performance Period shall not be subject to divestment in the event the Share Price subsequently decreases below the threshold for a subsequent Performance Period or if the Covered Employee subsequently ceases to be employed by the Company for any reason.  By way of example, if the Share Price is $34.00 at the end of the three year Performance Period and $35.00 at the end of the four year Performance Period, Covered Employees shall be seventy-five percent (75%) vested in the Performance Shares as of December 31, 2011 and shall be entitled to payment as provided in Section 2.5.  No adjustment or recapture of the Performance Shares already vested shall occur at December 31, 2012, despite the fact that Performance Shares would otherwise be considered at a fifty percent (50%) vested level as of December 31, 2012.  Performance Shares which are not vested at December 31, 2013 shall be forfeited.

If a minimum threshold is attained for a Performance Period, no further Performance Shares shall be vested unless a higher vested percentage is achieved for the Performance Shares in a subsequent Performance Period.  By way of example, assume the Covered Employee is employed with the Company through December 31, 2013.  If the Share Price is $30.50 as of December 31, 2011, the Covered Employee is fifty percent (50%) vested as of such date (and therefore paid fifty percent (50%) of his Performance Shares).  If the Share Price is $34.50 as of December 31, 2012, the Covered Employee is not entitled to any further Performance Shares as of that date because neither the seventy-five percent (75%) nor one hundred percent (100%) thresholds have been met as of that date nor shall the Covered Employee be entitled to any further Performance Shares as of December 31, 2013 unless the Share Price at December 31, 2013 is at the 75% ($45.50) or 100% ($54.00) threshold as of the end of that year.

 2.3 Termination of Employment Due to Death, Disability, By the Company For a Reason Other Than Cause or By the Covered Employee for Good Reason.  In the event there is a termination of employment of the Covered Employee prior to December 31, 2013 due to death, Disability, by the Company for a reason other than Cause or by the Covered Employee for Good Reason, the Company shall determine (i) the vested percentage associated with the compound annualized growth rate (CAGR) for the Performance Shares as of such date of termination, based on the table below (the “Vested Percentage”); and (ii) the percentage associated with employment for Performance Shares, derived by dividing the number of completed calendar quarters of employment by the Covered Employee with the Company after December 31, 2008 by twenty (20) (the “Time-Based Vested Percentage”).

The Vested Percentage shall be based on the following table:

CAGR	Vested Percentage
12%	50%
16%	75%
20%	100%

 The Performance Shares shall be multiplied by the product of the Vested Percentage and the Time-Based Vested Percentage.  From such result, there shall be subtracted any previously paid Shares in order to determine the amount payable to the Covered Employee.  If such calculation results in a positive amount, such amount shall be paid in Shares to the Covered Employee as soon as practicable following such determination.  For purposes of determining the Vested Percentage as of the date of termination, the CAGR shall be derived from (i) the Share Price as of the date of termination, being the average daily closing price of the Shares on the NASDAQ Global Select Market (or such successor market) as reported in the Wall Street Journal during the thirty (30) day calendar period preceding the date of termination compared to (ii) $41.37 (which was the average daily closing price of the Shares on the NASDAQ Global Select Market as reported in the Wall Street Journal for December 2008).  There shall be no interpolation of a Vested Percentage for a Share Price result between price levels.

By way of example, assume a Covered Employee is awarded 10,000 Performance Shares and terminates due to Disability on January 30, 2011.  If the Share Price is determined to be $36.00 at the date of termination it will equate to a CAGR of over 20% as of such date of termination and will result in a 100% Vested Percentage.  The Time-Based Vested Percentage will be 8/20 or 40%.  The Performance Shares awarded to the Covered Employee will be 10,000 X (100% x 40%) or 4,000 Performance Shares.

As a further example, assume a Covered Employee is awarded 10,000 Performance Shares, is 75% vested as of December 31, 2011, and receives 7,500 Shares.  Further assume that the Covered Employee incurs Disability at July 1, 2012 at which point the Vested Percentage is determined to be 75%.  The Time-Based Vested Percentage at July 1, 2012 is 14/20 or 70%.  The Covered Employee is not entitled to any portion of the remaining 2,500 unvested Performance Shares because 10,000 Performance Shares x (70% x 75%) is 5,250 Performance Shares which is less than the 7,500 Performance Shares previously paid to the Covered Employee.

For purposes of this Program, "Cause" and "Good Reason" shall have the meaning ascribed to such terms under the respective Employment Agreements, as in effect from time to time, for the Covered Employee. 2.4 Voluntary Termination of Employment By the Covered Employee or Termination of Employment by the Company For Cause.  In the event the Covered Employee voluntarily terminates his employment prior to December 31, 2013 or the Company terminates the Covered Employee for Cause prior to December 31, 2013, the non-vested Shares of the Covered Employee shall be forfeited upon termination.

 2.5 Payment of Performance Shares at the End of a Performance Period.  Performance Shares vested pursuant to Section 2.2 and payable to a Covered Employee following the last day of a Performance Period shall be paid to the Covered Employee in Shares within seventy-five (75) days after the last day of the Performance Period in which such vesting occurs.

 2.6 Change in Control.  In the event of a Change in Control of the Company triggered by the sale of Shares, the sales price of a Share in the subject Change in Control shall be the Share Price for purposes of this Section.  In the event of a Change of Control triggered by an event other than the sale of Shares, the Share Price for purposes of this Section shall be determined in good faith by the Committee, in its sole discretion.  The determination of the Share Price by the Committee shall be conclusive and binding on all parties.  The vested percentage of the Covered Employees shall be determined by comparing such Share Price with the Share Price thresholds in Section 2.2 at the end of the then current Performance Period.

 2.7 Share Withholding.  At the covered employee's request, the Company may withhold such amount of Shares from Shares paid to Covered Employees as is necessary to satisfy any tax withholding obligations.

 2.8 Dividends.  No dividends shall be paid or accrued on any Performance Shares prior to the date such Performance Shares are vested.  Dividends declared on vested Performance Shares prior to the date that such vested Performance Shares are paid to the Covered Employee, shall be payable to the Covered Employees, without interest.

 2.9 Voting Rights.  A Covered Employee shall not have any voting rights on any Performance Shares prior to the date such Performance Shares are vested.

 2.10 Fractional Shares.  The Company will not be required to issue any fractional Shares pursuant to this Program.  The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

ARTICLE 3

GENERAL

 3.1 Capitalized Terms.  All capitalized terms shall have the meaning ascribed to them under this Program or, if not otherwise defined in this Program, then such capitalized terms shall have the meaning ascribed to them under the Plan.

 3.2 Construction.  The provisions of this Program shall be construed in a manner consistent with the Plan.  In the event of any inconsistency between the terms of the Program and the terms of the Plan, the terms of the Plan shall control.

 3.3 Compliance with Section 409A of the Internal Revenue Code.  Notwithstanding anything in this Program to the contrary, to the extent that this Agreement constitutes a nonqualified deferred compensation plan to which Internal Revenue Code Section 409A applies, the administration of this Program (including time and manner of payments under the Program) shall comply with Section 409A.